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Exhibit 8 Opinion of Shaw Pittman LLP


                        [LETTERHEAD OF SHAW PITTMAN LLP]


                                  July 25, 2003


Commercial Net Lease Realty, Inc.
450 South Orange Avenue
Suite 900
Orlando, Florida 32801

Ladies and Gentlemen:

        Commercial Net Lease Realty, Inc. (the "Company") has filed a registration statement on Form S-3 (File No. 333-105635) (the "Registration Statement"), with the Securities and Exchange Commission, which was declared effective on June 5, 2003. In connection with the filing of a prospectus supplement on July 25, 2003, you have asked us to render an opinion with respect to the qualification of the Company as a real estate investment trust ("REIT") under sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code").

        We have served as special counsel for the Company in connection with the filing of the prospectus and the prospectus supplement and from time to time in the past have represented the Company on specific matters as requested by the Company. Specifically for the purpose of this opinion, we have examined and relied upon the following: copies of the Company's Articles of Incorporation and any amendments thereto; the Registration Statement; the prospectus; the prospectus supplement; copies of executed leases covering real property owned by the Company; the Form 10-K filed on March 28, 2003; and the Company's Form S-11 Registration Statement as filed with the Securities and Exchange Commission on August 15, 1984.

        We have not served as general counsel to the Company and have not been involved in decisions regarding the day-to-day operation of the Company and its properties. We have, however, discussed the mode of operation of the Company with its officers with a view to learning information relevant to the opinions expressed herein and have received and relied upon a certificate from the Company with respect to certain matters.

        We have discussed with management of the Company arrangements relating to the management of its properties, the relationships of the Company with tenants of such properties, and certain terms of leases of such properties to tenants, with a view to assuring that (i) at the close of each quarter of the taxable years covered by this opinion, it met the asset composition requirements set forth in section 856(c)(4), (ii) with respect to years covered by this opinion, it satisfied the 95% and 75% gross income tests set forth in sections 856(c)(2) and (3), respectively, and (iii) with respect to tax years prior to 1998, it satisfied the 30% gross income test. We have further reviewed with management of the Company the requirements that the beneficial ownership of a REIT be held by 100 or more persons for at least 335/365ths of each taxable year

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Commercial Net Lease Realty, Inc.
July 25, 2003
Page 2


and that a REIT must satisfy the diversity of ownership requirements of section 856(h) as such requirements existed in the years covered by this opinion, and we have been advised by management that at all times during the years covered by this opinion (and specifically on each record date for the payment of dividends during 1984 through the date hereof) the Company has had more than 1,000 shareholders of record, that the Company maintains the records required by section 1.857-8 of the Treasury Regulations, that no later than January 30 of each year it sent the demand required by section 1.857-8(d) of the Treasury Regulations to each shareholder of record owning one percent or more of the outstanding shares of the Company on the appropriate date required by said regulation, and that the actual ownership of the Company shares was such that, to the best knowledge of its management (based upon responses to the aforesaid demands, any filing of a Schedule 13D under the Securities Exchange Act of 1934, as amended, or any other sources of information), the Company satisfied the applicable requirements of section 856(h). Further, we have examined various property leases and lease supplements relating to the properties that the Company owns, and although leases relating to certain properties that the Company owns have not been made available to us, the Company has represented with respect to such leases that they do conform in all material respects to a form of lease agreement provided to us. On the basis of discussions with management of the Company, we are not aware that the Company's election to be a REIT has been terminated or challenged by the Internal Revenue Service or any other party, or that the Company has revoked its election to be a REIT for any such prior year so as to make the Company ineligible to qualify as a REIT for the years covered by this opinion.

        In rendering the opinions set forth herein, we are assuming that copies of documents examined by us are true copies of originals thereof and that the information concerning the Company set forth in the Company's federal income tax returns, and in the prospectus supplement, as well as the information provided to us by the Company's management are true and correct. We have no reason to believe that such assumptions are not warranted.

        Based upon the foregoing, we are of the opinion that the Company was a "real estate investment trust" as defined by section 856(a) for its taxable years ended December 31, 1984 through December 31, 2002, and its current and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2003 and for all future taxable years. With respect to the 2003 year and all future years, however, we note that the Company's status as a real estate investment trust at any time is dependent among other things upon its meeting the requirements of section 856 throughout the year and for the year as a whole.

        This opinion is based upon the existing provisions of the Code (or predecessor provisions, as applicable), rules and regulations (including proposed regulations) promulgated thereunder, and reported administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. This opinion is limited to the specific matters covered hereby and should not be interpreted to imply that the undersigned has offered its opinion on any other matter.

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Commercial Net Lease Realty, Inc.
July 25, 2003
Page 3


        We hereby confirm that the statements set forth in the Registration Statement under the heading "Federal Income Tax Considerations," and in the prospectus supplement under the heading "Certain Additional Income Tax Considerations," to the extent that they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects.

        We hereby consent to the filing of this opinion as an exhibit to the prospectus supplement. We also consent to the reference to Shaw Pittman LLP under the caption "Legal Matters" in the prospectus supplement. In giving such consent, we do not consider that we are "experts," within the meaning of the term used in the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.


                                                  Very truly yours,


                                                  SHAW PITTMAN LLP


                                                  By: /s/ Charles B. Temkin
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                                                      Charles B. Temkin, P.C.